EXHIBIT D-7


                      BEFORE THE PUBLIC SERVICE COMMISSION

                            OF THE STATE OF MISSOURI

In the matter of the Application of Union     )
Electric Company (d/b/a AmerenUE) for         )
an order to authorizing the sale, transfer    )
and assignment of certain Assets, Real        )
Estate Leased Property, Easements and         )        Case No.
Contractual Agreements to Central Illinois    )                ----------------
Public Service Company (d/b/a AmerenCIPS)     )
and, in connection therewith, certain other   )
related transactions.                         )


                  APPLICATION FOR TRANSFER OF ASSETS, CHANGE IN
                  ---------------------------------------------
                   DECOMMISSIONING TRUST FUND, AND MOTION FOR
                   ------------------------------------------
                               EXPEDITED TREATMENT
                               -------------------

     COMES NOW Union Electric Company, d/b/a AmerenUE ("AmerenUE"), a Missouri corporation, and for its Application to the Missouri Public Service Commission ("Commission") pursuant to Section 393.190 and 4 CSR 240-2.060 for an order authorizing the sale, transfer and assignment of certain Assets, Real Estate, Leased Property, Easements and Contractual Agreements and, in connection therewith, certain other related transactions, respectfully states as follows:

     1. AmerenUE is a Missouri corporation, in good standing in all respects, with its principal office and place of business located at 1901 Chouteau Avenue, St. Louis, Missouri 63103. AmerenUE is engaged in providing electric, gas, and steam heating utility services in portions of Missouri as a public utility under the jurisdiction of the Commission. AmerenUE is also engaged in providing electric and gas service in that portion of the St. Louis metropolitan area located in the State of Illinois ("Metro East"). There is already on file with the Commission a certified copy of AmerenUE's Restated Articles of Incorporation (see MPSC Case No. EO-96-431), a Certificate of Corporate Good Standing (see

MPSC Case No. EA-87-105) and a copy of AmerenUE's Fictitious Name Registration as filed with the Missouri Secretary of State's Office (see Commission Case No. GO-98-486), and said documents are incorporated herein by reference and made a part hereof for all purposes.

     2. Pleadings, notices, orders and other correspondence concerning this Application and proceeding should be addressed to: James J. Cook

               Managing Associate General Counsel
               Ameren Services Company
               1901 Chouteau Avenue
               P. O. Box 66149 (MC 1310)
               St. Louis, MO  63166-6149

     3. AmerenUE has no pending action or final unsatisfied judgements or decisions against it from any state or federal agency or court which involves customer service or rates.

     4.   AmerenUE does not have any overdue annual report or assessment fees.

     5. In support of its Application, AmerenUE is submitted herewith the prepared direct testimony of Craig D. Nelson and Kevin L. Redhage.

                               TRANSFER OF ASSETS
                               ------------------

     6. Subject to the terms and conditions of an Asset Transfer Agreement, AmerenUE proposes to transfer to an affiliate, Central Illinois Public Service Company d/b/a AmerenCIPS ("AmerenCIPS") the assets and liabilities as described in the form of Asset Transfer Agreement attached as Schedule 1 to the Direct Testimony of Craig D. Nelson. AmerenUE and AmerenCIPS are operating company subsidiaries of Ameren Corporation, a registered holding company subject to regulation by the Securities and Exchange Commission ("SEC") under the Public


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


Utility Holding Company Act of 1935 ("PUHCA"). AmerenCIPS provides retail electric and gas service to the public in portions of the State of Illinois.

     7. AmerenUE proposes to transfer to AmerenCIPS all of its Illinois electric distribution assets and all Illinois transmission assets other than those associated with AmerenUE's Venice, Illinois generating plant, and associated liabilities and its retail electric business located in Metro East. In conjunction therewith, AmerenUE will assign to AmerenCIPS all of its Illinois certificates of convenience and necessity, franchises and licenses authorizing it to provide retail electric service in Illinois as well as its maintenance and labor agreements (as applicable), as those agreements exist as of the Transfer Date, and any other similar agreements that exist as of the Transfer Date. The specific assets and obligations to be transferred are described in the form of Asset Transfer Agreement attached as Schedule 1 to Mr. Nelson's Direct Testimony. Upon completion of the Transfer, the transmission facilities will continue to be managed by its affiliate, Ameren Services Company.

     8. AmerenUE will also transfer to AmerenCIPS all of its gas service assets, as well as the associated general plant assets and related liabilities in Metro East. These assets and liabilities are also described in the form of Asset Transfer Agreement appended to Mr. Nelson's Direct Testimony as Schedule
1. Ameren's propane air mixing plant for supplementing natural gas on days of peak requirements is included in the Metro East assets and obligations. In conjunction therewith, AmerenUE will also assign all related obligations to AmerenCIPS, including without limitation, the certificates of public convenience and necessity authorizing AmerenUE to provide gas utility service in Illinois, environmental permits, all municipal and county franchises, labor agreements (as applicable), any other relevant agreements that exist as of the transfer date,


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


and all obligations covered by AmerenUE's existing Illinois Gas Environmental Adjustment clause rider.

     9. The transfer of the combined electric and gas assets is planned to be accomplished in the following manner:

          A. AmerenUE will transfer approximately 50% of the combined assets net of liabilities to AmerenCIPS in exchange for a promissory note in an amount equal to approximately 50% of the total net book value, estimated to be approximately $51 million.

          B. AmerenUE will hold the note and receive payments including interest from AmerenCIPS.

          C. AmerenUE also will declare an "in kind" dividend to Ameren equal to the remaining balance (approximately 50 percent) of the net book value of the combined assets net of liabilities, estimated to be approximately $51 million.

          D. Ameren will then transfer the dividended assets and liabilities to AmerenCIPS as a capital contribution.

     10. Three agreements will be involved or affected in the transfer of AmerenUE's retail electric and gas businesses to AmerenCIPS. These agreements are as follows:

          A.   AmerenUE/AmerenCIPS/Ameren Corporation Asset Transfer Agreement
               ---------------------------------------------------------------
               Under this agreement, AmerenUE will transfer to AmerenCIPS the assets and liabilities discussed herein. As noted, a copy of the form of this agreement is attached to Mr. Nelson's Direct Testimony as Schedule 1.


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


          B.   AmerenUE/AmerenCIPS Promissory Note
               ------------------------------------
               Under this note, AmerenCIPS will pay AmerenUE approximately 50% of the net book value of the transferred assets. A copy of a form of promissory note is attached as Schedule 3 to Mr. Nelson's Direct Testimony.

          C.   AmerenCIPS/Ameren Energy Marketing Company Power Supply Agreement
               -----------------------------------------------------------------
               This is the existing agreement under which AmerenCIPS would obtain power and energy to serve the Metro East load. Until the Power Supply Agreement ("PSA") expires on December 31, 2004, Ameren Energy Marketing Company ("AEMC") must provide AmerenCIPS with its full requirements (including planning and operating reserve requirements and ancillary service generation products). Commencing January 1, 2005, AmerenCIPS would obtain its full requirements from market sources. "Market sources" could include AEMC, Ameren Energy Generating Company or another affiliate, if any of these entities offered the most economic source of power and energy. There should be ample capacity to supply Metro East's future needs at a reasonable, competitive cost. The PSA is subject to the jurisdiction of, and has been approved by, the Federal Energy Regulatory Commission ("FERC").

     11. The proposed accounting entries to record the transfer of the Metro East assets and liabilities are attached as Schedule 2 to Mr. Nelson's Direct Testimony.


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


     12. None of the assets to be transferred are located within the State of Missouri. Therefore, the proposed transactions will have no impact on the tax revenues of the political subdivisions in Missouri in which any of AmerenUE's structures, facilities or equipment are located.

     13. AmerenUE will, as of the closing date of this transaction, reallocate to its Missouri and wholesale jurisdictions the electric capacity and energy currently allocated to the AmerenUE Illinois jurisdiction.

     14. The transfer of assets and related transactions will benefit the Missouri retail customers of AmerenUE. As further discussed in the Direct Testimony of Mr. Nelson, the transfer will allow AmerenUE's Missouri customers to avoid the costs associated with the construction of new generation to meet capacity and energy needs through 2004.

     15. Regulatory approvals of the proposed transfer are being or will be sought from the FERC, the SEC and the Illinois Commerce Commission ("ICC").

     16. Closing of the transfer will take place as promptly as possible after all regulatory approvals are obtained.

     17. On October 2, 2000, AmerenUE filed pleadings with the Illinois Commerce Commission concerning this matter. Specifically, the Company filed a "Notice of Transfer of Electric Distribution and Transmission Assets and Retail Electric Business and Entry of Various Agreements Pursuant to Section 16-111(g) of the Illinois Public Utilities Act" ("Notice"), a "Petition for Transfer of Gas System Assets and Gas Public Utility Business" ("Gas Petition"), and a Petition to transfer AmerenUE's retail electric certificates of convenience and necessity ("Certificate Petition"). The Company expects action by the Illinois Commerce Commission before the end of 2000 on the Notice and very early in 2001 on the Petitions.


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


                           DECOMMISSIONING TRUST FUND
                           --------------------------

     18. As discussed in the testimony of Kevin L. Redhage, submitted with this Application, AmerenUE also requests that the Commission approve the following:

          A. The reallocation of a portion of the Callaway Power Plant decommissioning cost previously allocated to Illinois ratepayers to Missouri ratepayers;

          B. The reallocation of a portion of the funds currently in the Illinois jurisdictional subaccount of the nuclear decommissioning trust fund to the Missouri jurisdictional subaccount;

          C. The use of the latest available 12-Month Coincident Peak Demand Allocation Factors, adjusted for the elimination of the Illinois demands, for the performance of the above reallocations; and

          D. AmerenUE's continuing to accrue decommissioning expenses and to make contributions to the trust fund at the current level of $6,214,184.

     19. AmerenUE also asks that the Commission confirm that the foregoing decommissioning expenses for the Callaway Plant are included in the Company's current cost of service and are reflected in its current rates for ratemaking purposes; and, that the economic and financial input parameters used in the Zone of Reasonableness analysis (identical to those presented in Case No. EO-2000-205) contained in the Direct Testimony of Mr. Redhage continue to be valid and acceptable to the Commission.

                         REQUEST FOR EXPEDITED TREATMENT
                         -------------------------------

     20. As explained in detail in the Direct Testimony of Mr. Nelson, AmerenUE respectfully requests the Commission grant expedited treatment to this Application. Specifically, AmerenUE requests that the Commission issue an Order


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


authorizing the transfer as requested herein prior to February 15, 2001. Action by this date is required to allow AmerenUE to make the necessary arrangements for its capacity and energy needs for the summer of 2001.

     21. If no Commission action is received by February 15, 2001, the Company will be required to issue Requests for Proposals for the acquisition of capacity and energy for the summer of 2001. This will impose an increased administrative cost on AmerenUE and may possibly result in the acquisition of resources that would not be needed if an Order is later received.

     WHEREFORE, AmerenUE respectfully requests that the Commission issue its order:

          (a) Authorizing AmerenUE to perform in accordance with the terms and conditions of the form of Asset Transfer Agreement attached as
               Schedule 1 to Mr. Craig Nelson's Direct Testimony;

          (b) Authorizing AmerenUE to sell, transfer and assign to AmerenCIPS the assets and liabilities as more particularly described in the form of Asset Transfer Agreement, which assets and liabilities generally constitute AmerenUE's Metro East, Illinois retail electric and natural gas operations;

          (c) Approving as reasonable and prudent the consideration received by AmerenUE from AmerenCIPS for the transferred assets and liabilities;

          (d) Authorizing AmerenUE to enter into, execute and perform in accordance with the terms of all other documents reasonably necessary and incidental to the performance of the transactions which are the subject of the form of Asset Transfer Agreement and this Application;


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


          (e) Approving the reallocation of the capacity and energy associated with these assets to AmerenUE's Missouri electric jurisdiction;

          (f) Approving the reallocation of a portion of the decommissioning cost previously allocated to Illinois ratepayers to Missouri ratepayers;

          (g) Approving the reallocation of a portion of the funds currently in the Illinois jurisdictional subaccount of the nuclear decommissioning trust fund to the Missouri jurisdictional subaccount;

          (h) Approving the use of the latest available 12-Month Coincident Peak Demand Allocation Factors, adjusted for the elimination of the Illinois demands, for the performance of the above reallocations;

          (i) Approving AmerenUE's continuing to accrue decommissioning expense and to make contributions to the trust fund at the current level of $6,214,184;

          (j) Confirming that the decommissioning expenses for the Callaway Plant are included in the Company's current cost of service and are reflected in its current rate for ratemaking purposes;

          (k) Confirming that the economic and financial input parameters used in the Zone of Reasonableness analysis contained in the Direct Testimony of Kevin L. Redhage (identical to those presented in Case No. EO-2000-205) continue to be valid and acceptable to the Commission; and

          (l) Granting such other relief as deemed necessary to accomplish the purposes of the Transfer Agreement and this Application and to consummate the sale, transfer and assignment of the Assets and related transactions.


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


                                        Respectfully submitted,

                                        UNION ELECTRIC COMPANY d/b/a
                                        AmerenUE

                                        By
                                          -------------------------------------
                                             James J. Cook, MBE #22697
                                             Ameren Services Company
                                             One Ameren Plaza
                                             1901 Chouteau Avenue
                                             P.O. Box 66149 (MC 1310)
                                             St. Louis, MO 63166-6149
                                             (314) 554-2237
                                             (314) 554-4014 (fax)
                                             jjcook@ameren.com
                                                    ----------

                                  VERIFICATION
                                  ------------

     I, Craig D. Nelson, Vice President of Ameren Services Company, being first duly sworn, states that I have read the foregoing Application, that I am familiar with the statements therein, and that the statements therein are true and correct to the best of my knowledge.


                                             ----------------------------------
                                                  Craig D. Nelson


     Subscribed and sworn to before me this      day of October, 2000.
                                            ----


                                             ----------------------------------
                                                  Notary Public


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


                             CERTIFICATE OF SERVICE
                             ----------------------

     I hereby certify that a copy of the foregoing document was served on the
following parties of record via first-class mail on this       day of
                                                         -----
                 , 2000:
-----------------

General Counsel
Missouri Public Service Commission
P. O. Box 360
Jefferson City, MO  65102

Office of the Public Counsel
P. O. Box 7800
Jefferson City, MO  65102


                                             ----------------------------------
                                             James J. Cook

                      BEFORE THE PUBLIC SERVICE COMMISSION
                            OF THE STATE OF MISSOURI

In the matter of the Application of Union     )
Electric Company (d/b/a AmerenUE) for         )
an order to authorizing the sale, transfer    )
and assignment of certain Assets, Real        )
Estate Leased Property, Easements and         )           Case No. EM-2001-233
Contractual Agreements to Central Illinois    )                    -----------
Public Service Company (d/b/a AmerenCIPS)     )
and, in connection therewith, certain other   )
related transactions.                         )


                 AMENDMENT TO APPLICATION FOR TRANSFER OF ASSETS
                 -----------------------------------------------

     COMES NOW Union Electric Company, d/b/a AmerenUE ("AmerenUE" or "Company"), a Missouri corporation, and amends its Application to the Missouri Public Service Commission ("Commission") pursuant to Section 393.190 and 4 CSR 240-2.060 for an order authorizing the sale, transfer and assignment of certain Assets, Real Estate, Leased Property, Easements and Contractual Agreements. In support thereof, AmerenUE respectfully states as follows:

     1. On October 6, 2000, AmerenUE filed an Application for Transfer of Assets, Change in Decommissioning Trust Fund and Motion for Expedited Treatment ("Application").

     2. On October 18, 2000, the Commission issued an Order directing AmerenUE to amend its application to comply with 4 CSR 240-2.060(7).

     3. AmerenUE hereby incorporates by reference the Application in its entirety.

     4. A certified copy of the resolution of AmerenUE's Board of Directors authorizing the proposed transfer of assets is attached hereto as Exhibit A and incorporated herein by reference.

     5. AmerenUE's forecast shows that an additional supply of power and energy beyond its current generation capacity will be required through 2004 and beyond. This capacity shortfall will have to be met through: (a) the purchase of power and energy at market prices; (b) the addition of new AmerenUE generation capacity, or (c) some combination thereof. The proposed transfer of assets to Central Illinois Public Service Company ("AmerenCIPS") includes the transfer of 520 MW of firm load. This reduction of 520 MW of firm load would alleviate AmerenUE's capacity shortfall through 2004 and defer the construction of $218 million of new plants, resulting in a savings of $6 million per year in fixed costs. This would allow AmerenUE's existing Missouri customers to: (a) have increased capacity; (b) achieve greater benefits from an installed generating base rather than constructing additional gas-fired capacity; and (c) benefit from lower average production costs and fewer energy purchases during periods of peak demand. Finally, the transfer of the assets will not result in any reduced level of service or reliability for those retail customers presently being served by AmerenUE in Missouri subject to the jurisdiction of the Commission. For all of the above stated reasons, the proposed transfer of assets is not detrimental to the public interest.

     6. As indicated on page 6 of the Company's Application, none of the assets to be transferred are located within the State of Missouri. Therefore, the proposed transaction will have no impact on the tax revenues of the political subdivisions in Missouri in which any of AmerenUE's structures, facilities or equipment are located.

     WHEREFORE, for the foregoing reasons, AmerenUE respectfully requests that the Commission issue its order:


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


     (a) Authorizing AmerenUE to perform in accordance with the terms and conditions of the form of Asset Transfer Agreement attached as
          Schedule 1 to Mr. Craig Nelson's Direct Testimony;

     (b) Authorizing AmerenUE to sell, transfer and assign to AmerenCIPS the assets and liabilities as more particularly described in the form of Asset Transfer Agreement, which assets and liabilities generally constitute AmerenUE's Metro East, Illinois retail electric and natural gas operations;

     (c) Approving as reasonable and prudent the consideration received by AmerenUE from AmerenCIPS for the transferred assets and liabilities;

     (d) Authorizing AmerenUE to enter into, execute and perform in accordance with the terms of all other documents reasonably necessary and incidental to the performance of the transactions which are the subject of the form of Asset Transfer Agreement and this Application;

     (e) Approving the reallocation of the capacity and energy associated with these assets to AmerenUE's Missouri electric jurisdiction;

     (f) Approving the reallocation of a portion of the decommissioning cost previously allocated to Illinois ratepayers to Missouri ratepayers;

     (g) Approving the reallocation of a portion of the funds currently in the Illinois jurisdictional subaccount of the nuclear decommissioning trust fund to the Missouri jurisdictional subaccount;

     (h) Approving the use of the latest available 12-Month Coincident Peak Demand Allocation Factors, adjusted for the elimination of the Illinois demands, for the performance of the above reallocations;


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


     (i) Approving AmerenUE's continuing to accrue decommissioning expense and to make contributions to the trust fund at the current level of $6,214,184;

     (j) Confirming that the decommissioning expenses for the Callaway Plant are included in the Company's current cost of service and are reflected in its current rate for ratemaking purposes;

     (k) Confirming that the economic and financial input parameters used in the Zone of Reasonableness analysis contained in the Direct Testimony of Kevin L. Redhage (identical to those presented in Case No. EO-2000-205) continue to be valid and acceptable to the Commission; and

     (l) Granting such other relief as deemed necessary to accomplish the purposes of the Transfer Agreement and this Application and to consummate the sale, transfer and assignment of the Assets and related transactions.

                                        Respectfully submitted,

                                        UNION ELECTRIC COMPANY
                                        d/b/a  AmerenUE


                                        By
                                          -------------------------------------
                                             James J. Cook, MBE #22697
                                             Ameren Services Company
                                             One Ameren Plaza
                                             1901 Chouteau Avenue
                                             P.O. Box 66149 (MC 1310)
                                             St. Louis, MO 63166-6149
                                             (314) 554-2237
                                             (314) 554-4014 (fax)
                                             jjcook@ameren.com


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


                             CERTIFICATE OF SERVICE
                             ----------------------

     I hereby certify that a copy of the foregoing document was served on the
following parties of record via first-class mail on this       day of
                                                         -----
                 , 2000:
-----------------

General Counsel
Missouri Public Service Commission
P. O. Box 360
Jefferson City, MO  65102

Office of the Public Counsel
P. O. Box 7800
Jefferson City, MO  65102



                                        ---------------------------------------
                                        James J. Cook


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